     As filed with the Securities and Exchange Commission on May 22, 2002
                                                      Registration No. 333-86914

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________

                                  AMENDMENT NO. 1
                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________
                             AFC ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)
                             _____________________

            Minnesota                            5812                  58-2016606
   (State or other jurisdiction      (Primary Standard Industrial       (Employer
of incorporation or organization)    Classification Code Number)   Identification No.)

                       Six Concourse Parkway, Suite 1700
                         Atlanta, Georgia  30328-5352
                                (770) 391-9500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _____________________

                               Gerald J. Wilkins
                           Executive Vice President
                          and Chief Financial Officer
                       Six Concourse Parkway, Suite 1700
                         Atlanta, Georgia  30328-5352
                                (770) 391-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            _____________________

                                  Copies To:

      Allan J. Tanenbaum                Roger H. Lustberg            Gregory P. Patti, Jr.
    Senior Vice President,              Riordan & McKinzie           O'Melveny & Myers LLP
 General Counsel and Secretary        300 South Grand Avenue            Citigroup Center
     Six Concourse Parkway                  Suite 2900                153 East 53rd Street
          Suite 1700                 Los Angeles, California               54th Floor
 Atlanta, Georgia  30328-5352                 90071              New York, New York  10022-4611
        (770) 391-9500                    (213) 629-4824                 (212) 326-2000

                            _____________________

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                  PROPOSED
                                                  MAXIMUM             PROPOSED
                                   AMOUNT        AGGREGATE             MAXIMUM         AMOUNT OF
  TITLE OF SHARES                  TO BE           PRICE              AGGREGATE       REGISTRATION
  TO BE REGISTERED               REGISTERED    PER SHARE/(1)/    OFFERING PRICE/(1)/    FEE/(1)/
  ----------------               ----------    --------------    -------------------  ------------
Common Stock, $0.01 par value  8,356,251 shares     $33.41          $279,182,346        $25,685

__________________________

/(1)/ Previously Paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

                               8,356,251 Shares



                            [AFC Enterprises Logo]



                                 COMMON STOCK

                                 ____________


     This prospectus relates to the offering of 8,356,251 shares of our common stock which are owned by some of our current shareholders. The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the common stock. We will not receive any of the proceeds of this offering, as all proceeds will be received by the selling shareholders.

     The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling shareholders determine from time to time.

     Our common stock is quoted on the Nasdaq National Market under the symbol "AFCE." On May 21, 2002, the last reported sale price of our common stock was $29.46 per share.


     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is May 22, 2002.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION........................................ ii

RISK FACTORS...............................................................  1

FORWARD-LOOKING STATEMENTS.................................................  9

THE COMPANY................................................................ 10

USE OF PROCEEDS............................................................ 11

SELLING SHAREHOLDERS....................................................... 11

PLAN OF DISTRIBUTION....................................................... 12

LEGAL MATTERS.............................................................. 13

EXPERTS.................................................................... 13


          You should rely only on the information contained in this prospectus, incorporated in this prospectus by reference to the documents listed in the section "Where You Can Find More Information", or contained in any supplement to this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The shares offered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

          AFC(R), AFC(R) Enterprises(R), Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) and each of the logos for our respective brands are registered or pending trademarks of AFC Enterprises, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, as amended, and the exhibits filed as a part of the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to documents that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and later information filed with the SEC will update and supersede the information contained in this prospectus. We incorporate by reference the following documents, which we have already filed with the SEC, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock offered by this prospectus has been sold, and we encourage you to review them:

     (1) our annual report on Form 10-K for the fiscal year ended December 30, 2001, filed on February 20, 2002;

     (2) our current report on Form 8-K, filed on April 19, 2002;

     (3) our current report on Form 8-K, filed on April 25, 2002;

     (4) our current report on Form 8-K, filed on May 22, 2002; and

     (5) the description of our common stock contained in our registration statement on Form 8-A, filed on February 21, 2001.


     You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

            AFC Enterprises, Inc.
            Six Concourse Parkway, Suite 1700
            Atlanta, Georgia 30328-5352
            Attn: Investor Relations
            (770) 391-9500

                                 RISK FACTORS

     You should carefully consider the following risks and other information contained or incorporated by reference into this prospectus or any supplement before deciding to invest in shares of our common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose part or all of your investment.


          Risks Related to Our Business and the Foodservice Industry

If the cost of chicken or green coffee beans increases, our cost of sales will increase and our operating results could be adversely affected.

     The principal food products used by our company-operated and franchised restaurants and cafes are chicken and green coffee beans. Any material increase in the costs of these food products could adversely affect our operating results. In particular, for 1999, 2000 and 2001, approximately 47%, 46% and 50% of the cost of sales for our company-operated chicken restaurants were attributable to the purchase of fresh chicken. Our cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability, and greater international demand for domestic chicken products. Because our purchasing agreements for fresh chicken allow the prices that we pay for chicken to fluctuate, a rise in the prices of chicken products could expose us to cost increases. In addition, the supply and prices of green coffee beans are volatile. Although most coffee beans trade in the commodity market, the prices of the coffee beans of the quality that we use tend to trade on a negotiated basis at a premium above the commodity market prices. The supply and prices of coffee beans can be affected by many factors, including the weather and political and economic conditions in producing countries. If we fail to anticipate and react to increasing food costs by adjusting our purchasing practices, our cost of sales may increase and our operating results could be adversely affected.

If we face labor shortages or increased labor costs, our growth and operating results could be adversely affected.

     Labor is a primary component in the cost of operating our restaurants, bakeries and cafes. As of April 21, 2002, we employed 10,170 hourly-paid employees in our company-operated units. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates or increases in the federal minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. Our success depends in part upon our and our franchisees' ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant, bakery and cafe managers, kitchen staff and servers, necessary to keep pace with our expansion schedule. The number of qualified individuals needed to fill these positions is in short supply in some areas. Although we have not yet experienced any significant problems in recruiting or retaining employees, any future inability to recruit and retain sufficient individuals may delay the planned openings of new units. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees.


If we are unable to franchise a sufficient number of restaurants, bakeries and cafes, our growth strategy could fail.

     As of April 21, 2002, we franchised 2,424 Popeyes, Church's, Cinnabon and Seattle Coffee units domestically and 754 units in Puerto Rico and 30 foreign countries. Our growth strategy is significantly dependent on increasing the number of our franchised restaurants, bakeries and cafes, both through sales of new franchises and sales of existing company-operated units to new and existing franchisees. If we are unable to franchise a sufficient number of restaurants, bakeries and cafes, our growth strategy could fail.


     Our ability to successfully franchise additional restaurants, bakeries and cafes will depend on various factors, including the availability of suitable sites, the negotiation of acceptable leases or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of our franchisees, our ability to manage this anticipated expansion, and general economic and business conditions. Many of the foregoing factors are beyond the control of our franchisees.

Further, there can be no assurance that our franchisees will successfully develop or operate their units in a manner consistent with our concepts and standards, or will have the business abilities or access to financial resources necessary to open the units required by their agreements. Historically, there have been many instances in which Church's and Popeyes franchisees have not fulfilled their obligations under their development agreements to open new units.


Because our operating results are closely tied to the success of our franchisees, the failure of one or more of these franchisees could adversely affect our operating results.

     Our operating results are increasingly dependent on our franchisees and, in some cases, certain franchisees that operate a large number of our restaurants and bakeries. How well our franchisees operate their units is outside of our direct control. Any failure of these franchisees to operate their franchises successfully could adversely affect our operating results. From the beginning of 1996 to December 30, 2001, the number of our franchised units increased from 1,477 to 3,135. At April 21, 2002, we had over 575 franchisees. In addition, at April 21, 2002, one of our domestic franchisees operated over 150 Popeyes restaurants, another domestic franchisee operated approximately 100 Church's restaurants, and another domestic franchisee operated over 100 Cinnabon bakeries. In addition, each of our international franchisees is generally responsible for the development of significantly more restaurants, bakeries and cafes than our domestic franchisees. As a result, our international operations are more closely tied to the success of a smaller number of franchisees than our domestic operations. There can be no assurance that our domestic and international franchisees will operate their franchises successfully.



Our expansion into new markets may present additional risks that could adversely affect the success of our new units, and the failure of a significant number of these units could adversely affect our operating results.

     We expect to enter into new geographic markets in which we have no prior operating or franchising experience. We face challenges in entering new markets, including consumers' lack of awareness of our brands, difficulties in hiring personnel, and problems due to our unfamiliarity with local real estate markets and demographics. New markets may also have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Any failure on our part to recognize or respond to these differences may adversely affect the success of our new units. The failure of a significant number of the units that we open in new markets could adversely affect our operating results.


Changes in consumer preferences and demographic trends, as well as concerns about food quality, could result in a loss of customers and reduce our revenues.

     Foodservice businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. We and our franchisees are, from time to time, the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may harm the reputation of our and our franchisees' restaurants, bakeries or cafes, regardless of whether the allegations are valid, we are found liable or those concerns relate only to a single unit or a limited number of units. Moreover, complaints, litigation or adverse publicity experienced by one or more of our franchisees could also adversely affect our business as a whole. If we are unable to adapt to changes in consumer preferences and trends, or we have adverse publicity due to any of these concerns, we may lose customers and our revenues may decline.


If we are unable to compete successfully against other companies in the foodservice industry or to develop new products that appeal to consumer preferences, we could lose customers and our revenues may decline.

     The foodservice industry, and particularly the QSR segment, is intensely competitive with respect to price, quality, brand recognition, service and location. If we are unable to compete successfully against other foodservice providers, we could lose customers and our revenues may decline. We compete against other QSRs, including chicken, hamburger, pizza, Mexican and sandwich restaurants, other purveyors of carry out food and convenience dining establishments, including national restaurant chains. Many of our competitors possess substantially greater financial, marketing, personnel and other resources than we do. There can be no assurance that consumers will continue to regard our products favorably, that we will be able to develop new products that appeal to consumer preferences, or that we will be able to continue to compete successfully in the QSR industry. In addition, KFC, our primary competitor in the chicken segment of the QSR industry, has far more units, greater brand recognition and greater financial resources, all of which may affect our ability to compete.

     Our Cinnabon bakeries compete directly with national chains located in malls and transportation centers such as Auntie Anne's, The Great American Cookie Company, T.J. Cinnamon's and Mrs. Fields, as well as numerous regional and local companies. Our Cinnabon bakeries also compete indirectly with other QSRs, traditional bakeries, donut shops, ice cream and frozen yogurt shops and pretzel and cookie companies.

     Our Seattle Coffee brands compete directly with specialty coffees sold at retail through supermarkets, specialty retailers, and a growing number of specialty coffee cafes. Seattle Coffee also competes directly with all restaurant and beverage outlets that serve coffee, including Starbucks, and a growing number of espresso kiosks, carts, and coffee cafes. Starbucks has far more units, greater brand recognition and greater financial resources, all of which may affect our ability to compete with Starbucks. Our Seattle Coffee brands compete indirectly with all other coffees on the market, including those marketed and sold by companies such as Kraft Foods, Procter & Gamble and Nestle.


Our quarterly results and comparable unit sales may fluctuate significantly and could fall below the expectations of securities analysts and investors, which could cause the market price of our common stock to decline.

     Our quarterly operating results and comparable unit sales have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. If our quarterly results or comparable unit sales fluctuate or fall below the expectations of securities analysts and investors, the market price of our common stock could decline. Our business is subject to seasonal fluctuations which may cause our operating results to vary significantly depending upon the region of the U.S. in which a particular unit is located, as well as the time of year and the weather. For example, inclement weather may reduce the volume of consumer traffic at QSRs, and may impair the ability of our system-wide units to achieve normal operating results for short periods of time. In particular, our Cinnabon bakeries and Seattle Coffee cafes have traditionally experienced the strongest operating results during the holiday shopping season between Thanksgiving and Christmas. Consequently, any factors that cause reduced traffic at our Cinnabon bakeries and Seattle Coffee cafes during this period would have a greater effect because of this seasonality.

     Factors that may cause our quarterly results and comparable unit sales to fluctuate include the following:

     .  the disposition of company-operated restaurants;

     . the opening of new restaurants, bakeries and cafes by us or our franchisees;

     .  increases in labor costs;

     .  increases in the cost of food products;

     . the ability of our franchisees to meet their future commitments under development agreements;

     .  consumer concerns about food quality;

     . the level of competition from existing or new competitors in the chicken, cinnamon roll and specialty coffee QSR industries; and

     . economic conditions generally, and in each of the markets in which we or our franchisees are located.

     Accordingly, results for any one quarter are not indicative of the results to be expected for any other quarter or for the full year, and comparable unit sales for any future period may decrease.

We are subject to extensive government regulation, and our failure to comply with existing regulations or increased regulations could adversely affect our business and operating results.

     We are subject to numerous federal, state, local and foreign government laws and regulations, including those relating to:

     .  the preparation and sale of food;

     .  building and zoning requirements;

     .  environmental protection;

     .  minimum wage, overtime and other labor requirements;

     .  compliance with the Americans with Disabilities Act; and

     .  working and safety conditions.

     If we fail to comply with existing or future regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenses could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

     We are also subject to regulation by the Federal Trade Commission and to state and foreign laws that govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to comply with these regulations in any jurisdiction or to obtain required approvals could result in a ban or temporary suspension on future franchise sales or fines or require us to make a recision offer to franchisees, any of which could adversely affect our business and operating results.


If our senior management left us, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.

     We are dependent on the experience and industry knowledge of Frank J. Belatti, our Chairman of the Board and Chief Executive Officer, Dick R. Holbrook, our President and Chief Operating Officer, Gerald J. Wilkins, our Executive Vice President and Chief Financial Officer, and other members of our senior management. If for any reason our senior executives do not continue to be active in management, our operating results could be adversely affected. Additionally, we cannot assure you that we will be able to attract and retain additional qualified senior executives as needed in the future. We have entered into employment agreements with each of Messrs. Belatti, Holbrook and Wilkins. However, these agreements do not ensure their continued employment with us.


We continue to increase the size of our franchisee system, and this growth may place a significant strain on our resources.

     The continued growth of our franchisee system will require the implementation of enhanced business support systems, management information systems and additional management, franchise support and financial resources. Failure to implement these systems and secure these resources could have a material adverse effect on our operating results. There can be no assurance that we will be able to manage our expanding franchisee system effectively.


Shortages or interruptions in the supply or delivery of fresh food products could adversely affect our operating results.

     We and our franchisees are dependent on frequent deliveries of fresh food products that meet our specifications. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our operating results.

Bonuses that may be payable pursuant to our Long-Term Employee Success Plan could have a material adverse effect on our earnings for the fiscal quarter and year in which the bonuses are paid, and could adversely affect our compliance with the covenants and restrictions contained in our bank credit facility and senior subordinated notes indenture.

     Under our Long-Term Employee Success Plan, if our common stock is publicly traded and the average stock price per share is at least $46.50 for a period of 20 consecutive trading days, or our earnings per share for any of the years 2002 or 2003 is at least $3.375, bonuses become payable to all employees hired before January 1, 2003 who have been actively employed through the last day of the period in which we attain either of these financial performance standards. The bonuses are payable in shares of our common stock or, to the extent an employee is eligible, deferred compensation, and may be paid in cash if an employee elects to receive a cash payment and our board of directors agrees to pay the bonus in cash.

     The payment of bonuses that may be required under our Long-Term Employee Success Plan, whether in cash or stock, may have a material adverse effect on our earnings per share for the fiscal quarter and year in which the bonuses are paid, and could adversely affect our compliance with the covenants and restrictions contained in our bank credit facility and senior subordinated notes indenture. Further, we may not have sufficient cash resources to pay these bonuses in cash at the time they become payable, which would cause us to pay all or a portion of the bonuses using shares of our common stock. Assuming that the financial performance standards were achieved as of the date of this prospectus, we estimate that we would be obligated to pay bonuses with an aggregate value of up to approximately $75 million. If neither of our financial performance standards has been achieved by December 28, 2003, the plan and our obligation to make any payments under the plan would terminate. However, assuming that our historical employee turnover and retention rates continue, and that either of the financial performance standards was achieved as of December 28, 2003, we estimate that we would be obligated to pay bonuses with an aggregate value of up to approximately $46 million.


Currency, economic, political and other risks associated with our international operations could adversely affect our operating results.


     As of April 21, 2002, we had 754 franchised restaurants, bakeries and cafes in Puerto Rico and 30 foreign countries, including a significant number of franchised restaurants in Asia. Our revenues from foreign franchisees consist of royalties and other fees payable in U.S. dollars. In particular, the royalties are based on a percentage of net sales generated by our foreign franchisees' operations. Consequently, our revenues from international franchisees are exposed to the potentially adverse effects of our franchisees' operations, currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries.


     We intend to expand our international franchise operations significantly over the next several years. In particular, we may participate in international joint ventures that will operate a number of our restaurants, bakeries and cafes. These joint ventures could increase our exposure to the risks associated with doing business in foreign countries, including limits on the repatriation of cash and the risk of asset expropriation. We expect that the portion of our revenues generated from international operations will increase in the future, thus increasing our exposure to changes in foreign economic conditions and currency fluctuations.


We may not be able to adequately protect our intellectual property, which could harm the value of our brands and branded products and adversely affect our business.

     We depend in large part on our brands and branded products and believe that they are very important to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and branded products. The success of our expansion strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We also use our trademarks and other intellectual property on the Internet. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance.

     We franchise our restaurants, bakeries and cafes to various franchisees. While we try to ensure that the quality of our brands and branded products is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that adversely affect the value of our intellectual property or reputation.

     We have registered certain trademarks and have other trademark registrations pending in the U.S. and foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries in which we do business and may never be registered in all of these countries. We cannot assure you that we will be able to adequately protect our trademarks or that our use of these trademarks will not result in liability for trademark infringement, trademark dilution or unfair competition.

     We cannot assure you that all of the steps we have taken to protect our intellectual property in the U.S. and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Further, through acquisitions of third parties, we may acquire brands and related trademarks that are subject to the same risks as the brands and trademarks we currently own.


If we open new restaurants, bakeries and cafes that are near existing units, the operating results of the existing units may decline, and the newly opened units may not be successful.

     As part of our growth strategy, we intend to open new restaurants, bakeries and cafes in our existing markets. Since we typically draw customers from a relatively small radius around each of our units, the operating results and comparable unit sales for existing restaurants, bakeries and cafes that are near the area in which a new unit opens may decline, and the new unit itself may not be successful, due to the close proximity of other units and market saturation.


Because many of our properties were used as retail gas stations in the past, we may incur substantial liabilities for remediation of environmental contamination at our properties.

     Approximately 140 of our owned and leased properties are known or suspected to have been used by prior owners or operators as retail gas stations, and a few of these properties may have been used for other environmentally sensitive purposes. Many of these properties previously contained underground storage tanks, and some of these properties may currently contain abandoned underground storage tanks. It is possible that petroleum products and other contaminants may have been released at these properties into the soil or groundwater. Under applicable federal and state environmental laws, we, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any contamination, as well as any other environmental conditions at our properties that are unrelated to underground storage tanks. If we are found liable for the costs of remediation of contamination at any of these properties, our operating expenses would likely increase and our operating results would be materially adversely affected. We have obtained insurance coverage that we believe will be adequate to cover any potential environmental remediation liabilities. However, there can be no assurance that the actual costs of any potential remediation liabilities will not materially exceed the amount of our policy limits.

Our bank credit facility and senior subordinated notes indenture may limit our ability to expand our business, and our ability to comply with the covenants, tests and restrictions contained in these agreements may be affected by events that are beyond our control.

     Our bank credit facility and senior subordinated notes indenture contain financial and other covenants requiring us, among other things, to maintain financial ratios and meet financial tests, restricting our ability to incur indebtedness, engage in mergers, acquisitions or reorganizations, pay dividends, and create or allow liens, and restricting the amount of capital expenditures that we may incur in any fiscal year. Additionally, the majority of our bank credit facility matures in June 2002, and our senior subordinated notes are due in May 2007. Although we have received a commitment to refinance our bank credit facility, we cannot assure you that we will be successful in completing the refinancing. If we do not complete the refinancing of our existing bank credit facility or obtain an extension of its maturity date, we will be in default under the bank credit facility, permitting the lenders to exercise their remedies under the bank credit facility. This would likely have a material adverse effect on our business and financial condition. The restrictive covenants in our existing bank credit facility (and, we anticipate, those that will be contained in our new bank credit facility) and the indenture may limit our ability to expand our business, and our ability to comply with these provisions and to repay or refinance our bank credit facility or indenture may be affected by events beyond our control. A failure to make any required payment under our bank credit facility or indenture or to comply with any of the financial and operating covenants included in the bank credit facility and indenture would result in an event of default, permitting the lenders to accelerate the maturity of the indebtedness. This acceleration could also result in the acceleration of other indebtedness that we may have outstanding at that time.


                       Risks Related to Our Common Stock

Our stock price may be volatile, and you could lose all or part of your investment.

     The market for equity securities has been extremely volatile. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

     .  variations in our quarterly operating results;

     .  changes in market valuations of companies in the foodservice industry;

     .  fluctuations in stock market prices and volumes;

     .  issuances of common stock or other securities in the future;

     .  the addition or departure of key personnel; and

     . announcements by us or our competitors of new product offerings, acquisitions or joint ventures.

     Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and company resources and could have a material adverse effect on our business and operating results.


The sale of a substantial number of shares of our common stock as a result of offering or otherwise may cause the market price of our common stock to decline.

     If the selling shareholders sell a substantial number of shares of common stock in the public market in this offering, or if the market perceives that these sales could occur, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.


     As of the date of this prospectus, we have outstanding 30,861,930 shares of common stock. After this offering, assuming the selling shareholders sell all of the shares offered under this prospectus, approximately 27,566,274 shares will be freely tradeable.


     We also are a party to a registration rights agreement that obligates us to register for public resale an aggregate of 8,445,741 shares of common stock (including 7,569,719 of the 8,356,251 shares registered by the selling shareholders hereunder, if they are not sold pursuant to this prospectus), at the option of the shareholders who are parties to that agreement. If all or a portion of these shareholders exercise their right to require us to register their shares for resale and sell shares of common stock in the public market, the market price of our common stock could decline.

Freeman Spogli & Co. may continue to have substantial control over us after this offering, and could limit your ability to influence the outcome of matters requiring shareholder approval.

     As of the date of this prospectus, investment funds managed by Freeman Spogli & Co. own 7,517,615, or approximately 24.4%, of our outstanding common stock. Freeman Spogli & Co. will act independently of us in making decisions regarding whether it will sell any shares in the offering, or the timing, manner or size of any sale. In the event Freeman Spogli & Co. does not sell a significant amount of its shares in this offering, Freeman Spogli & Co.'s ownership of our common stock could have the effect of delaying or preventing a change of control of us or could discourage a potential acquiror from obtaining control of us, either of which could have an adverse effect on the market price of our common stock or prevent you from realizing a gain on the sale of your shares of common stock. Freeman Spogli & Co. would also be able to significantly influence the election of directors to our board. Three of the 11 members of our board of directors will be representatives of Freeman Spogli & Co. immediately after the offering.


Provisions in our articles of incorporation, bylaws and Minnesota law have anti-takeover effects that could prevent a change in control that could be beneficial to our shareholders, which could depress the market price of our common stock.

     Our articles of incorporation, bylaws and Minnesota corporate law contain provisions that could delay, defer or prevent a change in control of us or our management that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for our common stock. These provisions:

     . authorize our board of directors to issue "blank check" preferred stock and to determine the powers, preferences and privileges of those shares without prior shareholder approval;

     . limit the right of our shareholders to call a special meeting of shareholders; and

     . impose procedural and other requirements that could make it difficult for shareholders to effect some corporate actions.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and any supplements to this prospectus and the documents it or they incorporate by reference contain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects", "anticipates", "intends", "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors" and elsewhere in this prospectus and any supplement and the documents incorporated by reference to this prospectus or any supplement. The cautionary statements made in this prospectus and any supplement and the documents it or they incorporate by reference should be read as being applicable to all forward-looking statements wherever they appear in this prospectus and any supplement and the documents it or they incorporate by reference.

                                  THE COMPANY

Our Business

     We operate, develop and franchise quick service restaurants, bakeries and cafes, or QSRs, primarily under the trade names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee. Our brands enjoy a long history of operations. Popeyes was founded in 1972, Church's in 1952, Cinnabon in 1985, Seattle's Best Coffee in 1970 and Torrefazione Italia Coffee in 1986. Our brands also enjoy strong market positions in their respective categories. Popeyes and Church's are the second and third largest chicken QSR concepts in the world. Cinnabon is the world-wide leader in the QSR cinnamon roll bakery category, and Seattle's Best Coffee is a leading alternative to the market leader in the specialty coffee category. As of April 21, 2002, we operated and franchised 3,896 restaurants, bakeries and cafes in 47 states, the District of Columbia, Puerto Rico and 30 foreign countries. We also sell our premium specialty coffees through wholesale and retail distribution channels under our Seattle's Best Coffee and Torrefazione Italia Coffee brands (which we refer to collectively as Seattle Coffee). Our system-wide sales totaled approximately $2.6 billion in 2001.

     We commenced operations in November 1992 following the reorganization of our predecessor, which operated and franchised Popeyes and Church's restaurants. In connection with the reorganization, a new management team headed by Frank J. Belatti and Dick R. Holbrook assumed control of our operations. From November 1992 through 1995, we focused on improving the quality and appeal of our brands through a number of measures, including re-imaging a significant number of our Popeyes and Church's restaurants, enhancing the profitability of our company-operated restaurants, improving our franchisee support systems and services, and increasing the number of our franchised restaurants. In April 1996, we received an equity investment from Freeman Spogli & Co. and PENMAN Partners, the selling shareholders named in this prospectus. This investment enabled us to re-image additional restaurants, penetrate existing markets and develop new markets, and to reduce our indebtedness. We refinanced our indebtedness in 1997, and acquired Seattle Coffee Company and Cinnabon International, Inc. in 1998. In March 2001, we completed an initial public offering of our common stock, and, in December 2001, we completed a public offering of shares that were sold by certain selling shareholders.

     From 1996 to 2001, our management team engineered a dramatic improvement in our overall performance. From the beginning of 1996 to the end of 2001, the number of our franchised units increased from 1,477 to 3,135, and outstanding franchise development commitments increased from 1,083 to 2,390. In each of 1996 through 2001, comparable system-wide domestic restaurant sales increased for each of Popeyes and Church's. From 1996 to 2001, we also increased total system-wide sales at a compound annual rate of 12.2%, franchising revenue at a compound annual rate of 15.7%, EBITDA at a compound annual rate of 14.7%, and EBITDA margin from 13.1% to 18.4%.

     Our executive offices are located at Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352. Our telephone number is (770) 391-9500.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholders.


                             SELLING SHAREHOLDERS

    The following table sets forth the number of shares owned by each of the selling shareholders as of May 14, 2002 and the maximum number of shares the selling shareholders are entitled to sell from time to time under this prospectus. However, such selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately under this prospectus. Because the selling shareholders may sell all or some of their shares of common stock offered hereby, we cannot assure you as to the number of shares of common stock that will be held by any selling shareholder upon termination of any offering made under this prospectus.

                                                                           Maximum
                                                                          Number of          Shares of Common
                                                                          Shares of          Stock Owned After
                                                 Shares of Common          Common               Completion
                                                 Stock Owned Prior          Stock            of this Offering
                                                 to this Offering          Offered            if Maximum Sold
                                            -------------------------   -----------        --------------------
                                              Number  Percentage/(1)/      Number            Number  Percentage
                                            --------- ---------------   -----------        --------- ----------
Freeman Spogli & Co./(2)/..............     7,517,615      24.4%        7,517,615             --         --  %
PENMAN Private Equity and
  Mezzanine Fund, L.P./(3)/............       838,636       2.7            838,636            --         --

_______________

(1) Percentage is based on 30,861,930 shares of our common stock outstanding on May 14, 2002. Information with respect to beneficial ownership is based on information furnished to us by each shareholder included in the table or included in filings with the SEC. We believe that each selling shareholder has sole voting and investment power for shares beneficially owned by the shareholder.

(2) Includes 6,471,103 shares held of record by FS Equity Partners III, L.P., 259,980 shares held of record by FS Equity Partners International, L.P. and 786,532 shares held of record by FS Equity Partners IV, L.P. (collectively, the FS Funds). Principals of Freeman Spogli & Co. are officers, directors and/or managers of entities which are general or limited partners of the FS Funds. John M. Roth and Ronald P. Spogli, who are members of our board of directors, are principals of Freeman Spogli & Co. and may be deemed to be the beneficial owners of the shares held by the FS Funds.
(3) Kelvin J. Pennington, who is a member of our board of directors, is a general partner of PENMAN Asset Management, L.P., the general partner of PENMAN Private Equity and Mezzanine Fund, and as such may be deemed to be the beneficial owner of the shares held by PENMAN Private Equity and Mezzanine Fund.

    On December 6, 2001, the selling shareholders participated in our underwritten public offering of 8,050,000 shares of common stock (including 1,050,000 shares sold pursuant to an over-allotment option) at a price of $23.00 per share, all of which were sold by certain of our shareholders. In the offering Freeman Spogli & Co. sold 6,624,000 shares of common stock and PENMAN Private Equity and Mezzanine Fund sold 736,000 shares of common stock. We did not receive any proceeds from the shares of common stock sold by any of the shareholders in the public offering.

                             PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be offered and sold from time to time in one or more transactions by the selling shareholders. As used in this prospectus, the term "selling shareholders" includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholders as pledgors, donors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling shareholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale on non-sale related transfers. The selling shareholders may sell the shares on the Nasdaq National Market or any exchange that quotes the common stock, or in private sales at negotiated prices. The shares may be sold by one or more of the following methods of sale, at the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling shareholders determine from time to time:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market or any exchange that quotes the common stock;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     .  in privately negotiated transactions;

     .  through underwriters; and

     .  in a combination of any of the above transactions.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which will be paid by the selling shareholders.

     The selling shareholders and any underwriter, broker-dealer or agent who participates in the distribution of such shares may be underwriters under the Securities Act of 1933, and any discount, commission or concession they receive may be an underwriting discount or commission under the Securities Act of 1933.

     In order to comply with the securities laws of some states the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and its affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling shareholders may indemnify any broker-dealer or underwriter that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act of 1933.

     At the time a particular offer of shares is made a prospectus supplement will be distributed, if required, that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In connection with this offering, we will pay no underwriting compensation in excess of eight percent of the dollar amount of the offering proceeds.

     Additional information related to the selling shareholders and plan of distribution may be provided in one or more prospectus supplements.


                                 LEGAL MATTERS

     The validity of the common stock offered under this prospectus will be passed upon for us by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California, in reliance upon certain matters passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota. Principals and employees of Riordan & McKinzie are partners in partnerships that are limited partners of investment funds managed by Freeman Spogli that own shares of our common stock.


                                    EXPERTS

     Arthur Andersen LLP, independent public accountants, have audited our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Arthur Andersen LLP's report upon the authority of said firm as experts in giving said report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following is a statement of estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by the Registrant, other than the selling shareholders legal fees, which shall be borne by the Selling shareholders. All of the amounts shown are estimated, except the SEC registration fee.


     SEC registration fee............................................... $25,685

     Company legal fees.................................................  20,000

     selling shareholders legal fees ...................................  10,000

     Accountants' fees..................................................   5,000

     Miscellaneous......................................................   7,500
                                                                         -------
          Total......................................................... $68,185

Item 15. Indemnification of Directors and Officers

     The Registrant's articles of incorporation provide that each of its directors shall not be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Business Corporation Act; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the articles of incorporation became effective.

     The Registrant's articles of incorporation also provide that if the Minnesota Business Corporation Act is amended to authorize any further limitation of the liability of a director, then the liability of a director is eliminated or limited to the fullest extent permitted by the amended act. Further, the Registrant's bylaws provide that it shall indemnify its directors and officers to the maximum extent permitted by law.

     Section 302A.521 of the Minnesota Business Corporation Act requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Registrant against judgment, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

     The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements may require it, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     The Registrant carries directors' and officers' liability insurance covering its directors and officers.

                                   EXHIBITS

Item 16. Exhibits

 Exhibit
  Number       Description
---------      -----------

 4.1(a)         Indenture dated as of May 21, 1997 between AFC Enterprises, Inc.
                ("AFC") and United States Trust of New York, as Trustee, with respect to the 10% Senior Subordinated Notes due 2007.
 4.2(a)         Exchange and Registration Rights Agreement, dated as of May 21,
                1997, by and among AFC, Goldman, Sachs & Co., CIBC Wood Gundy
                Securities Corp. and Donaldson, Lufkin & Jenrette Securities
                Corporation.
 4.3(b)         Amended and Restated Credit Agreement, dated as of October 15,
                1998, among AFC and Goldman Sachs Credit Partners L.P., as
                Syndication Agent and Lead Arranger and the financial
                institutions listed therein and Canadian Imperial Bank of
                Commerce, as Administrative Agent.
 4.4(a)         Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.5(a)         Pledge Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.6(a)         Trademark Collateral Security Agreement, dated as of May 21,
                1997, by and between AFC and CIBC, as Administrative Agent.
 4.7(a)         Collateral Account Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.8(a)         Form of Mortgage, Assignment of Rents, Security Agreement and
                Fixture Filing, dated as of May 21, 1997, between AFC and CIBC, as Administrative Agent.
 4.9(c)         Form of AFC's common stock certificate.

  4.10*         Form of letter agreement dated April 25, 2002 among AFC, FS
                Equity Partners III, L.P., FS Equity Partners International,
                L.P., FS Equity Partners IV, L.P., PENMAN Private Equity and
                Mezzanine Fund, L.P., Frank J. Belatti and Dick R. Holbrook
   5.1*         Opinion of Riordan & McKinzie, a Professional Corporation.
   5.2*         Opinion of Dorsey & Whitney LLP.
  23.1          Consent of Arthur Andersen LLP, Independent Auditors.
  23.2*         Consent of Riordan & McKinzie (included in Exhibit 5.1).
  23.3*         Consent of Dorsey & Whitney LLP (included in Exhibit 5.2).
  24.1*         Powers of Attorney (contained in signature page).

_______________

      *    Previously filed.

     (a) Filed as an exhibit to the Registration Statement of AFC on Form S-4 (Registration No. 333-29731) on June 20, 1997 and incorporated by reference herein.
     (b) Filed as an exhibit to the Form 10-K of AFC for the year ended December 27, 1998 on March 29, 1999 and incorporated by reference herein.
     (c) Filed as an exhibit to the Registration Statement of AFC on Form S-1 (Registration No. 333-52608) on December 22, 2000 and incorporated by reference herein.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on the 22nd day of May, 2002.


                             AFC ENTERPRISES, INC.


                             By: /s/ Frank J. Belatti
                                 -----------------------------------------------

                                 Frank J. Belatti
                                 Chairman of the Board and Chief Executive
                                 Officer

                               POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                         Title                                       Date
         ---------                                         -----                                       ----
/s/ Frank J. Belatti                 Chairman of the Board and Chief Executive Officer             May 22, 2002
----------------------               (Principal Executive Officer)
   Frank J. Belatti

/s/ Dick R. Holbrook
-----------------------              President, Chief Operating Officer and Director               May 22, 2002
   Dick R. Holbrook

                                     Executive Vice President, Chief Financial Officer             May 22, 2002
/s/ Gerald J. Wilkins                and Director (Principal Financial and Accounting
-----------------------              Officer)
  Gerald J. Wilkins

/s/ Victor Arias, Jr.*
-----------------------              Director                                                      May 22, 2002
  Victor Arias, Jr.

/s/ Carolyn Hogan Byrd*
-----------------------              Director                                                      May 22, 2002
  Carolyn Hogan Byrd

/s/ Matt L. Figel*
-----------------------              Director                                                      May 22, 2002
    Matt L. Figel

         Signature                       Title                         Date
         ---------                       -----                         ----

/s/ R. William Ide, III*
-------------------------               Director                   May 22, 2002
 R. William Ide, III

/s/ Kelvin J. Pennington*
-------------------------               Director                   May 22, 2002
 Kelvin J. Pennington

/s/ John M. Roth*
-------------------------               Director                   May 22, 2002
     John M. Roth

/s/ Ronald P. Spogli*
-------------------------               Director                   May 22, 2002
   Ronald P. Spogli

/s/ Peter Starrett*
-------------------------               Director                   May 22, 2002
    Peter Starrett

*By: /s/ Gerald J. Wilkins
    ----------------------
     Gerald J. Wilkins
     Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
  Number     Description
---------    -----------

 4.1(a)      Indenture dated as of May 21, 1997 between AFC Enterprises, Inc.
             ("AFC") and United States Trust of New York, as Trustee, with respect to the 10% Senior Subordinated Notes due 2007.
 4.2(a)      Exchange and Registration Rights Agreement, dated as of May 21,
             1997, by and among AFC, Goldman, Sachs & Co., CIBC Wood Gundy
             Securities Corp. and Donaldson, Lufkin & Jenrette Securities
             Corporation.
 4.3(b)      Amended and Restated Credit Agreement, dated as of October 15,
             1998, among AFC and Goldman Sachs Credit Partners L.P., as
             Syndication Agent and Lead Arranger and the financial institutions listed therein and Canadian Imperial Bank of Commerce, as
             Administrative Agent.
 4.4(a)      Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.5(a)      Pledge Agreement, dated as of May 21, 1997, by and between AFC and
             CIBC, as Administrative Agent.
 4.6(a)      Trademark Collateral Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.7(a)      Collateral Account Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.
 4.8(a)      Form of Mortgage, Assignment of Rents, Security Agreement and
             Fixture Filing, dated as of May 21, 1997, between AFC and CIBC, as
             Administrative Agent.
 4.9(c)      Form of AFC's common stock certificate.


  4.10*      Form of letter agreement dated April 25, 2002 among AFC, FS Equity
             Partners III, L.P., FS Equity Partners International, L.P., FS
             Equity Partners IV, L.P., PENMAN Private Equity and Mezzanine Fund,
             L.P., Frank J. Belatti and Dick R. Holbrook
   5.1*      Opinion of Riordan & McKinzie, a Professional Corporation.
   5.2*      Opinion of Dorsey & Whitney LLP.
  23.1       Consent of Arthur Andersen LLP, Independent Auditors.
  23.2*      Consent of Riordan & McKinzie (included in Exhibit 5.1).
  23.3*      Consent of Dorsey & Whitney LLP (included in Exhibit 5.2).
  24.1*      Powers of Attorney (contained in signature page).

_______________

      *    Previously filed.

     (a) Filed as an exhibit to the Registration Statement of AFC on Form S-4 (Registration No. 333-29731) on June 20, 1997 and incorporated by reference herein.
     (b) Filed as an exhibit to the Form 10-K of AFC for the year ended December 27, 1998 on March 29, 1999 and incorporated by reference herein.
     (c) Filed as an exhibit to the Registration Statement of AFC on Form S-1 (Registration No. 333-52608) on December 22, 2000 and incorporated by reference herein.